Exhibit 10.2

TAX MATTERS AGREEMENT (this “Agreement”), dated as of September 22, 2016, by and between Honeywell International Inc., a Delaware corporation (“HII”), and AdvanSix, Inc., a Delaware corporation (“AdvanSix” and, together with HII, the “Parties”).

W I T N E S S E T H :

WHEREAS AdvanSix is a wholly-owned subsidiary of HII and a member of the affiliated group of which HII is the common parent;

WHEREAS, pursuant to the Separation Agreement, HII and AdvanSix have effected or agreed to effect (i) the Internal Transactions (the steps of which are described in Schedule I of the Separation Agreement) and (ii) the Distribution (together, the “Transactions”); and

WHEREAS the Parties intend that each of the applicable Transactions qualify for its Intended Tax Treatment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“10% Acquisition Transaction” has the meaning set forth in Section 4.06.

“Accounting Firm” has the meaning set forth in Section 3.01(c).

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the trade or business described in the Tax Opinion Representations for purposes of satisfying the requirements of Section 355(b) of the Code as it applies to the Distribution with respect to AdvanSix.

“AdvanSix” has the meaning set forth in the preamble.

“AdvanSix SAG” has the meaning set forth in Section 4.03(a)(v).

“AdvanSix Stock” means (i) all classes or series of stock or other equity interests of AdvanSix and (ii) all other instruments properly treated as stock of AdvanSix for U.S. Federal income Tax purposes.

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“AdvanSix Tax Group” means (i) AdvanSix, (ii) any Person that is or was a Subsidiary of AdvanSix as of the Distribution or at any time prior to the Distribution and (iii) any Person that was a Subsidiary of one or more Persons described in clause (ii) at any time prior to the Distribution.

“Agreement” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.

“E&P” has the meaning set forth in Section 2.02(b)(iv).

“HII” has the meaning set forth in the preamble.

“HII Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the HII Tax Group is or was a member and (ii) any member of the AdvanSix Tax Group is or was a member.

“HII Tax Group” means HII and any Person that is or was a Subsidiary of HII as of the Distribution or at any time prior to the Distribution, excluding each member of the AdvanSix Tax Group.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by this Agreement and the Separation Agreement.

“Intended Tax Treatment” means, with respect to each of the applicable Transactions, the U.S. Federal income Tax consequences (if any) set forth for such Transaction in Appendix A.

“IRS” means the U.S. Internal Revenue Service.

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“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transfer Taxes.

“Parties” has the meaning set forth in the preamble.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the Distribution Date.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.03(b).

“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state or local Law for such jurisdictions as HII shall determine at its sole discretion) to treat the disposition of the Stock of such entity, pursuant to the Distribution, as a deemed sale of the assets of such entity in accordance with Section 1.336-2(h) of the Regulations (or any similar provision of U.S. state or local Law).

“Records” has the meaning set forth in Section 5.01.

“Refund Recipient” has the meaning set forth in Section 2.03.

“Regulations” means the Treasury regulations promulgated under the Code.

“Restricted Period” has the meaning set forth in Section 4.03(a).

“Ruling” means a private letter ruling (including any supplemental ruling) issued by the IRS in connection with the Transactions, whether granted prior to, on or after the date hereof.

“Satisfactory Guidance” has the meaning set forth in Section 4.04(b).

“Separation Agreement” means the Separation and Distribution Agreement dated as of the date of this Agreement by and between HII and AdvanSix, including the Schedules thereto.

“Straddle Period” has the meaning set forth in Section 2.05(b).

“Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person and/or one or more Subsidiaries of such Person has either (i) a majority ownership in the equity thereof; (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity; or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

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“Tax Advisor” means (i) for purposes of Section 5.06, a local Tax counsel or accountant of recognized national standing in the relevant jurisdiction and (ii) for all other purposes of this Agreement, a U.S. Tax counsel of recognized national standing.

“Tax Attribute” has the meaning set forth in Section 2.04.

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by any Taxing Authority.

“Tax Dispute” has the meaning set forth in Section 5.06.

“Tax Opinion Representations” means representations regarding certain facts in existence at the applicable time made by HII and AdvanSix that serve as a basis for the Tax Opinion.

“Tax Opinion” means the written opinion of Cravath, Swaine & Moore LLP issued to HII to the effect that each of the applicable Transactions should qualify for its Intended Tax Treatment.

“Tax Opinions/Rulings” means (i) any Ruling and (ii) any opinion of a Tax Advisor relating to the Transactions, including those issued on the Distribution Date or to allow a party to take actions otherwise prohibited under Section 4.03(a) of this Agreement.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to, (i) for purposes of Article III, Taxes other than payroll and employment related Taxes and (ii) for all other purposes of this Agreement, Taxes, in each case, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Tax Return Preparer” means HII.

“Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, in each case, in the nature of a tax, together with any related interest, penalties and other additional amounts.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” means all (i) Taxes imposed on HII, AdvanSix or any of their respective Subsidiaries resulting from the failure of any step of the Transactions

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to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment for which HII, AdvanSix or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(d).

ARTICLE II

Allocation of Tax Liabilities and Tax Benefits

SECTION 2.01. HII Indemnification of AdvanSix. After the Distribution, HII shall be liable for, and shall indemnify and hold AdvanSix harmless from, the following Taxes, whether incurred directly by AdvanSix or indirectly through one of its Subsidiaries:

(a) Ordinary Taxes of HII and its Subsidiaries (which, for the avoidance of doubt, shall include AdvanSix and its Subsidiaries prior to the Distribution) for any taxable period; and

(b) Transaction Taxes;

in each case, other than Taxes for which AdvanSix is liable under Section 2.02.

SECTION 2.02. AdvanSix Indemnification of HII. After the Distribution, AdvanSix shall be liable for, and shall indemnify and hold HII harmless from, the following Taxes, whether incurred directly by HII or indirectly through one of its Subsidiaries:

(a) Ordinary Taxes of AdvanSix and its Subsidiaries, in each case, for any taxable period other than a Pre-Distribution Tax Period;

(b) Transaction Taxes attributable to:

(i) the failure to be true when made or deemed made of (A) any Tax Opinion Representation made by AdvanSix or (B) any representation made by AdvanSix, any Subsidiary or controlling shareholder of AdvanSix, any counterparty to any Proposed Acquisition Transaction or any of such

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counterparty’s Affiliates for purposes of obtaining a Ruling or an Unqualified Tax Opinion intended to be Satisfactory Guidance;

(ii) any action or omission by AdvanSix or any Subsidiary of AdvanSix in breach of the covenants set forth herein (including those in Section 4.03), in any other Ancillary Agreement or in the Separation Agreement;

(iii) the application of Section 355(e) or 355(f) of the Code to any of the Transactions by virtue of any acquisition (or deemed acquisition) of AdvanSix Stock (including newly issued AdvanSix Stock) or assets of AdvanSix or any Subsidiary of AdvanSix;

(iv) a determination that the Distribution was used principally as a device for the distribution of the earnings and profits (“E&P”) within the meaning of Section 355(a)(1)(B) of the Code if such determination was based in whole or in part on any sale or exchange of AdvanSix Stock or on any distribution on AdvanSix Stock occurring after the Distribution in excess of its E&P; or

(v) any other action or omission taken after the Distribution by AdvanSix or any Subsidiary of AdvanSix, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04), any other Ancillary Agreement or the Separation Agreement; and

(c) Any and all Transfer Taxes incurred by the HII Tax Group or the AdvanSix Tax Group as a result of the Transactions.

SECTION 2.03. Refunds, Credits and Offsets. Subject to Section 2.04, if HII, AdvanSix or any of their respective Subsidiaries receives any refund of any Taxes for which the other Party is liable under Sections 2.01 and 2.02 (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to such refund) within 10 business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required to repay such refund. In the event a Party would be a Refund Recipient but for the fact it applied a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and shall be paid within 10 business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

SECTION 2.04. Carrybacks. If a Tax Return of AdvanSix or any of its Subsidiaries for any taxable period ending after the Distribution Date reflects any net operating loss, net capital loss, excess Tax credit or other Tax attribute (a “Tax Attribute”), then AdvanSix or its applicable Subsidiary shall waive the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period to the extent permissible under

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applicable Law. In the event that AdvanSix or any of its Subsidiaries does carry back a Tax Attribute to a Pre-Distribution Tax Period, then (i) no payment with respect to such carryback shall be due to AdvanSix or any of its Subsidiaries from HII and (ii) if AdvanSix or any of its Subsidiaries receives any refund, credit or offset of any Taxes in connection with such carryback, AdvanSix shall promptly pay to HII the full amount of such refund or the economic benefit of the credit or offset (including interest, but net of any Taxes imposed with respect to such refund).

SECTION 2.05. Straddle Periods. (a) HII and AdvanSix shall take all commercially reasonable actions necessary or appropriate to close the taxable year of each member of the AdvanSix Tax Group for all Tax purposes as of the end of the Distribution Date to the extent permitted by applicable Law.

(b) For any taxable period that includes (but does not end on) the Distribution Date (a “Straddle Period”), Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the taxable period ended as of the close of business on the Distribution Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state or local or foreign Law), as if the taxable period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

(c) HII shall be entitled to any deduction arising out of a liability of R&C LLC that may be treated as incurred in the Pre-Distribution Tax Period under the “recurring item exception” pursuant to Section 1.461-5 of the Regulations, and the Parties shall file all Tax Returns in a manner consistent therewith. AdvanSix shall pay (or cause to be paid) all such liabilities in the ordinary course consistent with the past practice of HII and R&C LLC.

ARTICLE III

Tax Returns, Tax Contests and Other Administrative Matters

SECTION 3.01. Responsibility for Preparing Tax Returns. (a) HII shall timely prepare or cause to be timely prepared any Tax Returns of the HII Tax Group and the AdvanSix Tax Group that are required or permitted to be filed for any taxable period beginning before the Distribution Date. If AdvanSix is responsible for filing any such Tax Return under Section 3.02(a), HII shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to AdvanSix reasonably in advance of the applicable filing deadline.

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(b) To the extent that any Tax Return described in Section 3.01(a) or (b) is required to be filed by a Party other than the Tax Return Preparer or directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer or that may give rise to a refund to which that other Party would be entitled, under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any Tax Return of a HII Consolidated Group that do not relate primarily to the AdvanSix Tax Group or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; and (iv) consider in good faith any reasonable comments made by the other Party.

(c) The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return as soon as practically possible. If the Parties are unable to resolve their differences, then the Parties shall collectively select an independent accounting firm (the “Accounting Firm”) and shall instruct the Accounting Firm to use its best efforts to prepare the relevant portions of the Tax Return on behalf of the Tax Return Preparer in compliance with Section 3.01(c) as promptly as practically possible. All determinations of the Accounting Firm relating to the disputed items, absent fraud, shall be final and binding on the Parties. The fees and expenses of the Accounting Firm shall be borne by AdvanSix.

SECTION 3.02. Filing of Tax Returns and Payment of Taxes. (a) Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.02(a) shall not affect a Party’s right, if any, to receive payments under Section 3.02(b) or otherwise be indemnified under this Agreement.

(b) In addition to its obligations under Section 3.01(b), the relevant Tax Return Preparer shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.01(a), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Tax Return Preparer under this Agreement. The other Party shall pay such amount to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.02(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

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(c) Neither AdvanSix nor any of its Subsidiaries shall file, amend, withdraw, revoke or otherwise alter any Tax Return of any HII Consolidated Group.

(d) Neither AdvanSix nor any of its Subsidiaries shall file, amend, withdraw, revoke or otherwise alter any Tax Return of AdvanSix or any of its Subsidiaries to the extent such Tax Return relates to the Pre-Distribution Tax Period without the prior written consent of HII, which consent shall not be unreasonably withheld or delayed.

SECTION 3.03. Tax Contests. (a) HII or AdvanSix, as applicable, shall, within 10 business days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.03(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) HII and AdvanSix each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Transaction Tax Contest, relating to any Tax Return that it is responsible for preparing pursuant to Section 3.01. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause a Party to have an indemnification obligation under this Agreement, then the Indemnitee shall not accept or enter into any settlement without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) HII shall have the exclusive right to control the conduct and settlement of any Transaction Tax Contest, provided, that HII shall not accept or enter into any settlement relating to any Transaction Tax to the extent that AdvanSix is liable for such Transaction Tax pursuant to Section 2.02(b) without the consent of AdvanSix, which consent shall not unreasonably be withheld or delayed.

SECTION 3.04. Expenses. Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.

ARTICLE IV

Tax Matters Relating to the Transactions

SECTION 4.01. Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a Tax Advisor, is inconsistent with the qualification of any step of the Transactions for its Intended Tax Treatment.

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SECTION 4.02. Mutual Covenants. (a) Each Party shall use its reasonable best efforts to cause the Tax Opinion to be issued, including by executing the Tax Opinion Representations requested by Cravath, Swaine & Moore LLP that are true and correct.

(b) Except as otherwise expressly required or permitted by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would be inconsistent with its Tax Opinion Representations or the Intended Tax Treatment.

SECTION 4.03. Restricted Actions. (a) Subject to Section 4.04, during the period beginning on the Distribution Date and ending on, and including, the last day of the two-year period following the Distribution Date (the “Restricted Period”), AdvanSix shall not (and shall not cause or permit any of its Subsidiaries to), in a single transaction or a series of transactions:

(i) enter into any Proposed Acquisition Transaction;

(ii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which neither AdvanSix nor any of its Subsidiaries is a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of AdvanSix’s charter or bylaws or otherwise);

(iii) liquidate or partially liquidate AdvanSix, whether by merger, consolidation or otherwise (provided that, for the avoidance of doubt, a merger of another entity into AdvanSix or any of its Subsidiaries shall not constitute an action described in this Section 4.03(a)(iii));

(iv) cause or permit AdvanSix to cease to engage in the Active Trade or Business;

(v) sell or transfer 50% or more of the gross assets of the Active Trade or Business or 50% or more of the gross assets of the “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code) of AdvanSix (the “AdvanSix SAG”) held immediately before the Distribution (provided, however, that the foregoing shall not apply to sales, transfers or dispositions of assets to any member of the AdvanSix SAG); or

(vi) redeem or otherwise repurchase (directly or indirectly) any AdvanSix Stock, except to the extent such redemptions or repurchases meet the

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following requirements: (A) those redemptions or purchases are for business reasons unrelated to the Distribution, (B) AdvanSix Stock to be purchased is widely held, (C) those redemptions or purchases will be made on the open market and (D) the aggregate amount of those redemptions or purchases will be less than 20% of the total value of the outstanding AdvanSix Stock.

(b) (i) For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, an interest in AdvanSix Stock that, when combined with any other acquisitions of AdvanSix Stock that occur after the Distribution (but excluding any other acquisition described in clause (ii)) comprises 40% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in AdvanSix for U.S. Federal income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of AdvanSix Stock and any amendment to the certificate of incorporation (or other organizational documents) of AdvanSix shall be treated as an indirect acquisition of AdvanSix Stock by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in AdvanSix for U.S. Federal income Tax purposes increases by vote or value.

(ii) Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by AdvanSix of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (y) transfers on an established market of AdvanSix Stock that are described in Safe Harbor VII of Section 1.355-7(d) of the Regulations or (z) issuances of AdvanSix Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 4.03(b)(ii)(x), (y) or (z) applies.

(c) If AdvanSix merges or consolidates with another entity to form a new entity, references in this Agreement to AdvanSix shall be to that new entity and AdvanSix Stock shall refer to the capital stock or other relevant instruments or rights of that new entity.

(d) The provisions of this Section 4.03, including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or

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change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.03 and its interpretation.

SECTION 4.04. Consent to Take Certain Restricted Actions. (a) AdvanSix may (and may cause or permit its Subsidiaries to) take an action otherwise prohibited under Section 4.03(a) if HII consents in writing, which consent shall be at HII’s sole discretion. For the avoidance of doubt, HII’s written consent pursuant to this Section 4.04(a) shall not in any way relieve AdvanSix of its indemnification obligations under Section 2.02(b).

(b) HII may, at its sole discretion and as a condition to granting its written consent pursuant to Section 4.04(a), require AdvanSix to provide Satisfactory Guidance; provided, however, the provision of Satisfactory Guidance shall not obligate HII to grant its written consent pursuant to Section 4.04(a).

(c) For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion concluding that the proposed action will not cause any step of the Transactions to fail to qualify for its Intended Tax Treatment. Such Ruling or Unqualified Tax Opinion will constitute Satisfactory Guidance only if they are satisfactory to HII at its sole discretion in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein.

(d) For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by HII. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the applicable Transactions would have qualified for its Intended Tax Treatment if the action in question did not occur.

SECTION 4.05. Procedures Regarding Opinions and Rulings. (a) If AdvanSix notifies HII that it desires to take a restricted action described in Section 4.03(a) and HII requires Satisfactory Guidance as a condition to consenting to such restricted action pursuant to Section 4.04(b), HII shall use commercially reasonable efforts to expeditiously obtain, or assist AdvanSix in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, HII shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, AdvanSix fails to certify that all information and representations relating to AdvanSix or any Subsidiary of AdvanSix in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. AdvanSix shall reimburse HII for all reasonable out-of-pocket costs and expenses incurred by HII or any Subsidiary of HII in obtaining Satisfactory Guidance within 10 business days after receiving an invoice from HII therefor.

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(b) Notwithstanding anything herein to the contrary, AdvanSix shall not seek a Ruling with respect to a Pre-Distribution Tax Period (whether or not relating to the Transactions) if HII determines that there is a reasonable possibility that such action could have a significant adverse impact on HII or any Subsidiary of HII.

SECTION 4.06. Notification and Certification Regarding Certain Acquisition Transactions. If AdvanSix proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the 30-month period following the Distribution Date, AdvanSix shall undertake in good faith to provide HII, no later than 10 business days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of AdvanSix Stock to be acquired) and a brief explanation as to why AdvanSix believes that such transaction does not result in the application of Section 355(e) or 355(f) of the Code to the Transactions. For purposes of this Section 4.06, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 40%.

SECTION 4.07. Reporting. HII and AdvanSix shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each of the applicable Transactions as qualifying for its Intended Tax Treatment and (ii) absent a change of Law or an applicable Determination otherwise, not take any position on any Tax Return that is inconsistent with such qualification.

SECTION 4.08. Tax Treatment of Certain Amounts Paid Pursuant to the EMA. Amounts paid pursuant to the EMA shall be treated in the manner as described in the EMA.

SECTION 4.09. Protective Section 336(e) Election. (a) HII will make a Protective Section 336(e) Election with respect to the Distribution. Accordingly, the Parties agree that this Agreement constitutes a written, binding agreement to make a Protective Section 336(e) Election as contemplated by Section 1.336-2(h)(1)(i) of the Regulations. AdvanSix will cooperate with HII to facilitate the making of such election.

(b) If AdvanSix realizes a Tax benefit from the step-up in Tax basis resulting from a failure of the Distribution to qualify (in whole or in part) for its Intended Tax Treatment and the election described in Section 4.09(a), unless AdvanSix has indemnified HII for the resulting Transaction Taxes under Section 2.02(b), AdvanSix shall make quarterly payments to HII in an amount equal to 100 percent of the actual Tax savings if, as and when realized arising from the step-up in Tax basis resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step-up in Tax basis resulting from the Protective Section 336(e) Election as the last items claimed for any taxable period,

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including after the utilization of any available net operating loss carryforwards), net of any reasonable out-of-pocket expenses necessary to secure such Tax savings.

ARTICLE V

Procedural Matters

SECTION 5.01. Cooperation. Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(i) retaining until the expiration of the relevant statute of limitations (including extensions) of records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(ii) providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(iii) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 5.02. Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, as applicable, for the relevant period.

SECTION 5.03. Indemnification Claims and Payments. (a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonably accuracy the amount of such payment. Except as otherwise provided in Sections 3.02(b) and 3.03, the Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

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(b) Except as otherwise provided in Sections 3.02(b) and 3.03, the Indemnifying Party shall make the claimed payment to the Indemnitee within 30 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.02(b), 3.03 or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.02(b) or 3.03.

SECTION 5.04. Amount of Indemnity Payments. The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually realized by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii). For purposes of calculating the amount of any Tax benefit or Tax cost, the applicable Indemnitee shall be deemed to be subject to a 39% Tax rate in the taxable year in which such Tax benefit or Tax cost was realized and any Tax attributes of such Indemnitee shall be disregarded.

SECTION 5.05. Treatment of Indemnity Payments. Any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be treated by HII and AdvanSix for all Tax purposes as a distribution from AdvanSix to HII immediately prior to the Distribution (if made by AdvanSix to HII) or as a contribution from HII to AdvanSix immediately prior to the Distribution (if made by HII to AdvanSix), except as otherwise required by applicable Law or a Determination.

SECTION 5.06. Tax Disputes. Notwithstanding Section 6.07, this Section 5.06 shall govern the resolution of any dispute arising between the Parties in connection with this Agreement, other than a dispute (i) relating to liability for Transaction Taxes (ii) in which the amount of liability in dispute exceeds $20 million (a “Tax Dispute”) or (iii) relating to a Tax Return as described in Section 3.01(c). The Parties shall negotiate in good faith to resolve any Tax Dispute for 45 calendar days (unless earlier resolved). Upon notice of either Party after 45 calendar days, the matter will be referred to an Accounting Firm acceptable to both Parties. The Accounting Firm may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Accounting Firm to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 60 calendar days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be binding on the Parties and the Parties

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shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Accounting Firm shall be shared equally by the Parties. If, having determined that a Tax Dispute must be referred to an Accounting Firm, after 45 calendar days the Parties are unable to find an Accounting Firm willing to adjudicate the Tax Dispute in question and that the Parties in good faith find acceptable, then this Section 5.06 shall cease to apply to that Tax Dispute.

ARTICLE VI

Miscellaneous

SECTION 6.01. Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

SECTION 6.02. Applicability. This Agreement shall not apply before the Distribution.

SECTION 6.03. Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 6.04. Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 6.05. Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Section 7.08 of the Separation Agreement.

SECTION 6.06. Counterparts; Entire Agreement. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no

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agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 6.07. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 5.06, each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 6.08. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.08.

SECTION 6.09. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.09 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

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SECTION 6.10. Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 6.11. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to HII, to:

Honeywell International Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attn: Vice President, Tax and General Tax Counsel

e-mail: Jamie.DiStefano@honeywell.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn:   Stephen L. Gordon, Esq.
           Lauren Angelilli, Esq.
e-mail: gordon@cravath.com
            langelilli@cravath.com

If to AdvanSix, to:

AdvanSix Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attn: General Counsel

e-mail: Hans.Quitmeyer@Advan6.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 6.12. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent

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jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 6.13. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.14. Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 6.15. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, HII shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. AdvanSix shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither HII nor AdvanSix would have entered into this Agreement.

SECTION 6.16. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 6.17. Interpretation. The rules of interpretation set forth in Section 12.14 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE

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TRANSACTIONS QUALIFIES FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 6.18. Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HONEYWELL INTERNATIONAL INC.,

by
/s/ Jeffrey N. Neuman
Name: Jeffrey N. Neuman
Title: Vice President, Corporate Secretary and Deputy General Counsel

AdvanSix Inc.,

by
/s/ Erin N. Kane
Name: Erin N. Kane
Title: President and Chief Executive Officer

Appendix A

Intended Tax Treatment

1.	The Contributions, the Share Issuance and the Special Dividend, taken together, are intended to be treated as a reorganization described in Section 368(a)(1)(D) of the Code.

2.	The receipt of shares of AdvanSix Common Stock in the Share Issuance and the receipt of cash in the Special Dividend are each intended to qualify for non-recognition of gain or loss under Section 361.

3.	The Distribution is intended to qualify for non-recognition of gain or loss under Section 355 and Section 361.